Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-268237

Dated February 14, 2024

Cardinal Health, Inc.

Pricing Term Sheet

$1,150,000,000 aggregate principal amount of Notes offered

5.125% Notes due 2029 (the “2029 Notes”)

5.450% Notes due 2034 (the “2034 Notes”)

Issuer:	Cardinal Health, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB (S/P/P)

Trade Date:	February 14, 2024

Settlement Date**:	T+3; February 20, 2024

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	HSBC Securities (USA) Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc.

Co-Managers:	Huntington Securities, Inc. Standard Chartered Bank Truist Securities, Inc. U.S. Bancorp Investments, Inc.

2029 Notes

Principal Amount Offered:	$650,000,000

Maturity Date:	February 15, 2029

Coupon:	5.125%

Price to Public:	99.923% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$645,599,500

Benchmark Treasury:	4.000% due January 31, 2029

Benchmark Treasury Price / Yield:	98-29+ / 4.243%

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	5.143%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing August 15, 2024

Make-whole Call:	At any time prior to January 15, 2029 at a discount rate of Treasury plus 15 basis points

Par Call:	On or after January 15, 2029 at 100%

CUSIP/ISIN:	14149Y BN7 / US14149YBN76

2034 Notes

Principal Amount Offered:	$500,000,000

Maturity Date:	February 15, 2034

Coupon:	5.450%

Price to Public:	99.932% of principal amount

Net Proceeds to Issuer (after the Underwriting Discount but before expenses):	$496,410,000

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price / Yield:	97-29 / 4.259%

Spread to Benchmark Treasury:	+120 basis points

Yield to Maturity:	5.459%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing August 15, 2024

Make-whole Call:	At any time prior to November 15, 2033 at a discount rate of Treasury plus 20 basis points

Par Call:	On or after November 15, 2033 at 100%

CUSIP/ISIN:	14149Y BP2 / US14149YBP25

*

Note: The ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other securities rating.

**

Note: We expect that delivery of the notes will be made against payment therefor on or about February 20, 2024, which will be the third business day following the date of pricing of the notes, or “T+3.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1-800-294-1322, Goldman Sachs & Co. LLC at +1-866-471-2526, MUFG Securities Americas Inc. at +1-877-649-6848 or Wells Fargo Securities, LLC at +1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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